Exhibit 99.1

AITX’s RAD Passes Production Savings onto Customers with Updated Pricing for RIO™ Solar-Powered Security Towers

Pricing Move Expected to Further Accelerate RAD’s Penetration in the Mobile Surveillance Unit (MSU)

Marketplace

Detroit, Michigan, May 6, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), proudly announces price reductions for two of its flagship products: RIO™ 360 and RIO 180. Effective immediately, customers will enjoy a 12% reduction on RIO 360 and a 14% reduction on RIO 180.

These price reductions are facilitated by RAD’s continuous enhancements in supply chain management, production processes, and the strategic shift to the innovative RAD Generation 4 design which is expected to result in substantial cost savings over the next several months. By passing these savings onto customers, RAD reinforces its commitment to becoming one of the largest suppliers of towers, complete with RAD technology, in this fast-growing market segment.

“This new RIO pricing not only reflects our dedication to quality and innovation but also aligns with our aggressive goals for expanding our presence in the mobile surveillance unit (MSU) marketplace,” stated Steve Reinharz, CEO / CTO of AITX and RAD. “We are poised to meet the growing demand for advanced, cost-effective security solutions across various sectors.”

On February 27, 2024, the Company announced a substantial production run of 1000 RIO units, reflecting strong market demand and confidence in the technological advancements its solutions. Today’s announcement to reduce the prices of the RIO models is strategically aligned with this production increase. By setting more competitive pricing, RAD aims to expand market demand further and ensure that these advanced surveillance units are accessible to a broader range of customers and industries. This move is anticipated to support the large-scale production run by significantly boosting sales and reinforcing RAD’s position in the highly competitive MSU market.

The RIO 360 and RIO 180 are integral components of RAD’s respected line of autonomous intelligent response systems, equipped with cutting-edge AI capabilities to efficiently detect and respond to security threats, ensuring comprehensive coverage with minimal human oversight.

Sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz